                                                                     EXHIBIT 2.1
                                          --------------------------------------
                                          --------------------------------------



                            SALE - PURCHASE AGREEMENT


                                   - between -


                             NEW VALLEY CORPORATION,

                                   ("Seller")


                                     - and -


                               PW/MS OP SUB I, LLC

                                  ("Purchaser")



                         Dated: As of September 02, 1998



         Premises:      477 Martinsville Road (Westgate I)
                        505 Martinsville Road (Westgate II)
                        Bernards Township, New Jersey

                                     -and-

                        700 Tower Drive (700 Tower)
                        800 Tower Drive (800 Tower)
                        Troy, Michigan


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                                TABLE OF CONTENTS
                                -----------------

                                                                           PAGE

Section 1.        Sale of Properties                                        5

Section 2.        Purchase Price                                            9

Section 3.        Apportionments                                           13

Section 4.        Closing Date                                             20

Section 5.        Permitted Encumbrances                                   20

Section 6.        Title                                                    21

Section 7.        Representations and Warranties                           27

Section 8.        Costs of Transaction                                     41

Section 9.        Documents and Items to be Delivered by
                  Seller at Closing                                        42

Section 10.       Documents and Items to be Delivered by Purchaser at
                  Closing                                                  48

Section 10 A.     Tax Certiorari                                           49

Section 11.       As Is                                                    51

Section 12.       Broker                                                   55

Section 13.       Indemnification                                          56

Section 14.       Access to Records                                        58

Section 15.       Notices                                                  58

Section 16.       Conditions Precedent to Closing;
                  Tenant Estoppels; Mortgagee Negotiations                 61

Section 17.       Operation of the Properties Prior to the
                  Closing Date                                             66

Section 18.       Remedies                                                 69

Section 19.       Casualty; Condemnation                                   72





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Section 20.       [Intentionally Deleted]                                  75

Section 20.A      Escrow                                                   76

Section 21.       Miscellaneous                                            83







































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                             SALE-PURCHASE AGREEMENT

                  AGREEMENT made as of the 2nd day of September, 1998, by and between NEW VALLEY CORPORATION, a Delaware corporation having an office at 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131 ("SELLER"); and PW/MS OP SUB I, LLC, a Delaware limited liability company having an address c/o Gale & Wentworth, LLC, Park Avenue at Morris County, 200 Campus Drive, Suite 200, Florham Park, New Jersey 07932 ("PURCHASER").

                              W I T N E S S E T H:

                  WHEREAS, Seller is the owner of the Westgate I Property and the Westgate II Property, each in Bernards Township, New Jersey, and the owner of the 800 Tower Drive Property and the ground lessee of the 700 Tower Drive Property, each in Troy, Michigan (collectively the "PROPERTIES" and individually a "PROPERTY");

                  WHEREAS, Purchaser desires to purchase Seller's fee and leasehold interests in the Properties from Seller; and

                  WHEREAS, Seller and Purchaser desire to enter into an agreement whereby, subject to the terms and conditions contained herein, Seller shall sell its fee and leasehold interests in the



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Properties to Purchaser and Purchaser shall purchase such interests from Seller.

                  NOW, THEREFORE, in consideration of ten dollars ($10.00) and the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto do hereby agree as follows:

         SECTION 1.        SALE OF PROPERTIES

                  1.1 Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, at the price and upon the terms and conditions set forth in this Agreement:

                           A. All those certain plots, pieces and parcels of land located in the Township of Bernards, County of Somerset, and State of New Jersey as more particularly described in SCHEDULE 1-A annexed hereto (collectively, the "WESTGATE I LAND"), together with all buildings and other improvements situated on such land (collectively, the "WESTGATE I BUILDING");

                           B. All those certain plots, pieces and parcels of land located in the Township of Bernards, County of Somerset, and State of New Jersey as more particularly described in SCHEDULE 1-B annexed hereto (collectively, the "WESTGATE II LAND"), together with all buildings and other improvements situated on such land (collectively, the "WESTGATE II BUILDING");

                           C. All those certain plots, pieces and parcels of land located in the City of Troy, County of Oakland, and State of Michigan as more particularly described in SCHEDULE 1-C annexed hereto (the "800 TOWER DRIVE LAND"), together with all buildings and other





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         improvements situated on such land (collectively, the "800 TOWER DRIVE
         BUILDING");

                           D. Seller's leasehold estate under the ground lease for all those certain plots, pieces, and parcels of land located in the City of Troy, County of Oakland, and State of Michigan, as such ground lease and such land are more particularly described in SCHEDULE I-D annexed hereto (the "700 TOWER GROUND LEASE" and the "700 TOWER DRIVE LAND", respectively), together with all of Seller's right, title, and interest in and to all buildings and other improvements situated on such land (collectively, the "700 TOWER DRIVE BUILDING");
























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                                 TOGETHER WITH:
                                 --------------


                           E. All easements, rights of way, reservations, privileges, appurtenances, and other estates and rights of Seller pertaining to the Westgate I Land and the Westgate I Building, the Westgate II Land and the Westgate II Building, the 800 Tower Land and the 800 Tower Building, and (to the extent of Seller's interest therein) the 700 Tower Land and the 700 Tower Building;

                           F. All right, title and interest of Seller, if any, in and to all fixtures, machinery, equipment, supplies and other articles of personal property attached or appurtenant to the Westgate I Land or the Westgate I Building, the Westgate II Land or the Westgate II Building, the 800 Tower Land or the 800 Tower Building, and the 700 Tower Land or the 700 Tower Building, or used in connection with any thereof (collectively and respectively, the "WESTGATE I PERSONAL PROPERTY", the "WESTGATE II PERSONAL PROPERTY", the "800 TOWER PERSONAL PROPERTY", and the "700 TOWER PERSONAL Property");

                           G. All right, title and interest of Seller, if any, in and to the trade names and all other intangible property appertaining to the Westgate I Building, the Westgate II Building, the 800 Tower Building, and the 700 Tower Building; and































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                           H. All right, title and interest of Seller, if any,
         in and to all strips and gores; all alleys adjoining the Westgate I Land the Westgate II Land, the 800 Tower Land, and the 700 Tower Land; all right, title and interest of Seller, if any, in and to the land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Westgate I Land, the Westgate II Land, the 800 Tower Land, or the 700 Tower Land, to the center line thereof, and in and to any award to be made in lieu thereof; and all right, title and interest of Seller, if any, in and to any unpaid award for any taking by condemnation of the Westgate I Land or the Westgate I Building, the Westgate II Land or the Westgate II Building, the 800 Tower Land or the 800 Tower Building, and the 700 Tower Land or the 700 Tower Building, or for any damage thereto by reason of a change of grade of any street, road or avenue.

                  (The Westgate I Land and the Westgate I Building, the Westgate II Land and the Westgate II Building, the 800 Tower Land and the 800 Tower Building, and (to the extent of Seller's interest therein) the 700 Tower Land and the 700 Tower Building, together with all of the foregoing items listed in clauses E. through H. above, are hereinafter sometimes collectively and respectively referred to as the "WESTGATE I PROPERTY" the "WESTGATE II PROPERTY", the "800 TOWER PROPERTY", and the











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                  "700 TOWER PROPERTY". The Westgate I Property and the Westgate
                  II Property are hereinafter sometimes collectively referred to as the "NEW JERSEY PROPERTIES" and the 800 Tower property and the 700 Tower Property are hereinafter sometimes collectively referred to as the "MICHIGAN PROPERTIES".)

         SECTION 2.        PURCHASE PRICE

                  2.1 (a) The purchase price to be paid by Purchaser to Seller for the Properties (the "PURCHASE PRICE") is the sum of:

                                    A. the unpaid principal balance, as of
         August 1, 1998 (assuming that all regularly scheduled payments of interest and principal due and payable through July 31, 1998 were paid, and further assuming that all installments of interest due and payable through the day immediately preceding the "Closing Date", as hereinafter defined, are paid) of the mortgages encumbering the New Jersey Properties and the Michigan Properties, respectively, which mortgages are identified in SCHEDULES 1-A and 1-B hereto in the case of the Westgate I Property and the Westgate II Property, respectively, and in SCHEDULES I-C and I-D hereto in the case of the 800 Tower Property and the 700







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         Tower Property, respectively (collectively, the "MORTGAGES"); and

                                    B. (i) with respect to the New Jersey
         Properties, SEVEN MILLION THREE HUNDRED THOUSAND ($7,300,000) DOLLARS, and (ii) with respect to the Michigan Properties, SIX MILLION ONE HUNDRED THOUSAND ($6,100,000) DOLLARS.

                                    C. If the unpaid principal balance of the
         Mortgages shall be reduced as a result of Seller's making any of the regularly scheduled payments of principal due and payable thereon on August 31, and (in the event the "CLOSING", as hereinafter defined, is adjourned as a result of any permitted adjournment by Seller to a date after September 28, 1998 and occurs on or after September 30, 1998) on September 30, 1998, then, with respect to the Mortgages encumbering the New Jersey Properties only, an amount equal to 50% of the reduction in principal resulting from the August 31 payment and an amount equal to 100% of the reduction in principal resulting from the September 30 payment shall be reimbursed by Purchaser to Seller at Closing by increases in such respective amounts in the portion of the Purchase Price payable by Purchaser pursuant to clause B above; provided, however, that if Seller shall exercise any of its rights under this Agreement to adjourn the Closing and the Closing shall occur after September 30, 1998, then Seller shall not be entitled to any further






















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         reimbursement as a result of any payments of principal made on the
         Mortgages by Seller after September 30, 1998.

                           (b)      The Purchase Price is payable as follows:

                                    A. TWO MILLION FIVE HUNDRED THOUSAND
         ($2,500,000) DOLLARS (the "DOWNPAYMENT"), simultaneously with the execution and delivery of this Agreement, by a bank wire transfer of immediately available funds in such amount to an account designated by Fischbeino Badilloo Wagnero Harding ("ESCROW AGENT"); the proceeds of the Downpayment shall be held in escrow by Escrow Agent pursuant to the terms of Section 20A. hereof; and

                                    B. The balance of the Purchase Price (the
         "CASH BALANCE"), subject to apportionment and credit for any "discount" as hereinafter in Sections 3 and 2.2 respectively provided, at the Closing by a bank wire transfer or transfers of immediately available funds in such amount to an account or accounts designated by Seller by written direction to Purchaser given on or before the Closing Date; provided, however, that the sum of $477,862.50 shall be withheld from the Cash Balance and deposited in escrow by the Purchaser pursuant to the "REFURBISHING LETTER" (as hereinafter defined).

                           (c) Subject to Purchaser's payment of the Purchase
Price pursuant to clauses A. and B. of Section 2.1(a),









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and subject to Purchaser's complying with its obligations under Section 16.5,
Seller shall prepay and cause the Mortgages to be satisfied and discharged at the Closing; provided, however, that Seller shall not be required thereby to pay more than (x) the amount paid by Purchaser to Seller under said clause A. for payment of the unpaid principal balance of the Mortgages, and (y) any accrued, unpaid interest thereon apportioned as of midnight of the night preceding the Closing Date. In the event Purchaser shall have been successful in causing the holder thereof to agree to accept, in full prepayment thereof from Seller, a payment of principal which is less than the unpaid principal balance thereof as of the Closing Date (the difference between such sums being herein called the "DISCOUNT"), then the amount of the discount shall be credited against the portion of the Purchase Price payable by Purchaser pursuant to clause A. of
Section 2.1(a). In no event shall Seller be obligated to pay to discharge the Mortgages, exclusive of accrued interest thereon as aforesaid, an amount which is more than the amount which Purchaser has paid to Seller under clause A. of
Section 2.1(a).

                  2.2 Notwithstanding anything to the contrary provided herein, Seller and Purchaser agree that Seller must convey and Purchaser must purchase all of the Properties in accordance with the terms and conditions of this Agreement, and that, except for any right of either party to terminate this Agreement expressly provided in this Agreement, the failure of Seller to convey all of the Properties or the failure of Purchaser to purchase all of the Properties in accordance with the terms and conditions of
















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this Agreement shall be a default hereunder and permit the non-defaulting party to exercise its remedies provided for in this Agreement.

         SECTION 3.        APPORTIONMENTS

                  3.1 The following shall be apportioned with respect to the Properties between Seller and Purchaser at the Closing as of midnight of the night preceding the Closing Date:

                           (a) prepaid rents and "ADDITIONAL RENTS" and other amounts payable by "TENANTS" (each as hereinafter defined), if, as and when received;

                           (b) to the extent not payable directly by any Tenants under their "LEASES" (as hereinafter defined), real estate taxes, personal property taxes, water charges, sewer rents and vault charges, if any, on the basis of the fiscal years, respectively, for which same have been assessed;

                           (c) value of fuel stored on the Properties, at Seller's cost, including any taxes, on the basis of a statement from Seller's supplier;

                           (d) charges and payments under "CONTRACTS"(as hereinafter defined) which are transferred to and assumed by Purchaser;















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                           (e) any prepaid items relating to the Properties,
         including fees for licenses which are transferred to Purchaser at the Closing and annual permit and inspection fees;

                           (f) utilities, including telephone, steam, electricity and gas, on the basis of the most recently issued bills therefor, subject to adjustment after the Closing when the next bills are available, or if current meter readings are available, on the basis of such readings;

                           (g) transferable deposits with telephone and other utility companies, and any other persons or entities who supply goods or services in connection with the Properties, if same are assigned to Purchaser at the Closing, which shall be credited in their entirety to Seller;

                           (h) personal property taxes, if any, for any personal property of Seller transferred to Purchaser hereunder, on the basis of the fiscal year for which assessed; in the event any sales or intangible taxes shall become due and payable by reason of such transfer of personal property, such taxes shall be paid by Purchaser, which obligation shall survive the Closing.

                           (i) Seller's share, if any, of all revenues from the operation of the Properties other than rents and




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         Additional Rents (including parking charges, and telephone booth and vending machine revenues), if, as and when received;

                           (j) minimum rent, contingent rent, and additional rent payable under the 700 Tower Ground Lease; and

                           (k) as to each Property, such other items as are customarily apportioned between sellers and purchasers of real properties of a type similar to the Properties and located in the city and state where the Property is located.

                  3.2 If the Closing shall occur before a new real estate or personal property tax rate is fixed, then the apportionment of taxes at the Closing shall be upon the basis of the old tax rate for the preceding fiscal year applied to the latest assessed valuation. Promptly after the new tax rate is fixed, the apportionment of taxes shall be recomputed, any discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at Closing shall be promptly corrected, and the proper party shall be reimbursed.

                  3.3 If on the Closing Date any Tenant is in arrears in the payment of rent or has not paid the rent payable by it for the month in which the Closing occurs (whether or not it is in arrears for such month on the Closing Date), any rents received by Purchaser or Seller from such Tenant after the Closing shall be applied in the following order of priority: (a) first, to all













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rent due and payable by such Tenant for the month in which the Closing occurred;
(b) next, to all rent due and payable by such Tenant for the month preceding the month in which the Closing occurred; (c) next, to all rent due and payable by such Tenant for the month or months following the month in which the Closing occurred; and (d) last, to all rent due and payable by such Tenant for the period prior to the month preceding the month in which the Closing occurred. If rents or any portion thereof received by Seller or Purchaser after the Closing are due and payable to the other party by reason of this allocation, the appropriate sum, less a proportionate share of any reasonable attorneys' fees and costs and expenses expended in connection with the collection thereof, shall be promptly paid to the other party.

                  3.4 If any Tenants are required to pay percentage rent, escalation or "pass-through" charges for real estate taxes, fuel, electricity, labor, porter's wage or other operating expenses, parking charges, cost-of-living increases, common area maintenance charges, or other charges of a similar nature ("ADDITIONAL RENTS"), and any Additional Rents are collected by Purchaser from a Tenant after the Closing Date, then Purchaser shall promptly pay Seller out of the first such sums received from such Tenant the amount of all Additional Rents which are due and payable by such Tenant with respect to any period prior to the Closing Date (whether or not such Additional Rents first became due and payable on or after the Closing Date), less a proportionate share of any reasonable attorneys' fees and costs





















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

and expenses of collection thereof. Notwithstanding anything provided herein to the contrary, if it shall be determined by any court or arbitrator of competent jurisdiction that any Additional Rents charged to any Tenants prior to the Closing Date were in excess of what Seller was entitled to charge such Tenants, then, as between Seller and Purchaser, Seller shall be responsible for reimbursing such Tenants for any such overcharges, and Purchaser shall have no liability as a result of any such overcharges.

                  3.5 (a) After the Closing, Seller shall continue to have the right, in its own name, to demand payment of and to collect rent and Additional Rent arrearages owed to Seller by any Tenant, which right shall include the right to continue or commence legal actions or proceedings against any Tenant for the payment of any such arrearages (PROVIDED, HOWEVER, that Seller shall not commence or continue any legal action or proceeding to terminate a Tenant's tenancy), and delivery of the "LEASE ASSIGNMENT"(as hereinafter defined) shall not constitute a waiver by Seller of such right. At no cost to Purchaser, or if Purchaser incurs any cost with Seller's prior written consent, not to be unreasonably withheld or delayed, then Seller agrees to reimburse Purchaser for same, Purchaser agrees to cooperate with Seller in connection with all reasonable efforts by Seller to collect such rents and Additional Rents and to take all reasonable steps, including adding any such rent arrearages to Purchaser's bills to such Tenant for














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


current rent obligations and testifying on behalf of Seller, whether before or after the Closing Date, as may be necessary to carry out the intention of the foregoing, including the delivery to Seller, upon demand, of any relevant books and records (including any rent or Additional Rent statements, receipted bills and copies of Tenant checks used in payment of such rent or Additional Rent), the execution of any and all reasonably required consents or other documents, and the undertaking of any reasonable act necessary for the collection of such rents and Additional Rents by Seller. If any such Tenant, in response to Seller's legal actions or proceedings to recover any such rent and Additional Rent arrearages, commences its own legal action against Seller or files a counterclaim to Seller's legal action or proceeding, and Tenant's legal action or counterclaim names Purchaser as a defendant and relates to the issues raised in Seller's legal action or proceeding, then, in such event, Seller shall indemnify, hold harmless, and defend Purchaser with counsel of Seller's choice and reasonably acceptable to Purchaser with respect to any such legal action or counterclaim.

                           (b) Purchaser shall not waive, compromise, settle,
release or discharge any claims against any Tenants for any past-due rents or Additional Rent accrued prior to the Closing Date without Seller's prior written consent.

                  3.6 If any of the items subject to apportionment under the foregoing provisions of this Section 3 cannot be apportioned at the Closing because of the unavailability of the information





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necessary to compute such apportionment, or if any errors or omissions in computing apportionments at the Closing are discovered subsequent to the Closing, then such item shall be reapportioned and such errors and omissions corrected as soon as practicable after the Closing Date and the proper party reimbursed, which obligations shall survive the Closing. Neither party hereto shall have the right to require a recomputation of a Closing apportionment or a correction of an error or omission in a Closing apportionment unless one of the parties hereto (a) has obtained the previously unavailable information or has discovered the error or omission, and (b) has given notice thereof to the other party together with a copy of its good faith recomputation of the apportionment and copies of all substantiating information used in such recomputation. The failure of a party to obtain any previously unavailable information or discover an error or omission with respect to an item subject to apportionment hereunder and to give notice thereof as provided above after the Closing Date shall be deemed a waiver of its right to cause a recomputation or a correction of an error or omission with respect to such item after the Closing Date.

                  3.7 The provisions of this Section 3, including the provision for one party to give notice to the other under Section 3.6 requesting any correction or recomputation of a closing apportionment, shall survive the Closing for a period of one year, except that the obligations of Purchaser under
Section 3.1(h) shall survive the Closing for the applicable statutory period of limitations.




























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         SECTION 4.        CLOSING DATE

                  4.1 The delivery of the "DEEDS" and the "LEASE ASSIGNMENT" (each as hereinafter defined) and the consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Fischbein Badillo Wagner Harding, 909 Third Avenue, New York, New York, at 10:00 A.M. on September 28, 1998 (the "CLOSING DATE"), subject only to such adjournments by Seller as are expressly permitted hereunder. In the event of any permitted adjournment by Seller of the initially scheduled Closing Date, the term "Closing Date" shall then mean the actual date of the Closing. TIME SHALL BE OF THE ESSENCE FOR PURCHASER TO CLOSE ON THE CLOSING DATE. TIME SHALL ALSO BE OF THE ESSENCE FOR SELLER TO CLOSE ON SUCH DATE AFTER ONE OR MORE ADJOURNMENTS NOT EXCEEDING 15 DAYS IN THE AGGREGATE (in addition to any other permitted adjournments hereunder).

         SECTION 5.        PERMITTED ENCUMBRANCES

                  5.1 Seller shall convey the Properties and Purchaser shall accept title to the Properties subject only to (i) the 700 Tower Ground Lease;
(ii) the Leases; (iii) the lien of taxes not yet due and payable; (iv) those matters set forth on SCHEDULE B to the "TITLE COMMITMENTS" and those states of facts disclosed in the "SURVEYS", each as hereinafter defined and as such matters are more particularly identified in SCHEDULE 2 hereto; and (v) those matters set forth in any updates of the Title Commitments,











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and those states of facts disclosed in any updates of the Surveys, prior to
Closing which are not "UNACCEPTABLE ENCUMBRANCES" (as hereinafter defined). (All title matters permitted pursuant to the foregoing or otherwise expressly permitted pursuant to this Agreement or, if not so permitted, which are waived in writing by Purchaser, are hereinafter collectively called the "PERMITTED ENCUMBRANCES".)

         SECTION 6.        TITLE

                  6.1 (a) Purchaser has ordered and obtained (i) commitments for an owner's fee title or ground lessee's leasehold title, as applicable, insurance policy or policies with respect to the Properties from Chicago Title Insurance Company (the "TITLE COMPANY"), which commitments are more particularly described in SCHEDULE 2 hereto (the "COMMITMENTS"); and (ii) surveys of the Properties, which surveys are made more particularly also described in SCHEDULE 2 hereto (the "SURVEYS"). The cost of the Title Commitments and any updates thereof, the cost of any title insurance policies issued pursuant thereto, and the cost of the Surveys and any updates thereof, shall be borne and paid by Purchaser. Copies of the Title Commitments and the Surveys have heretofore been delivered by the Title Company (or its agent) and by Purchaser's attorneys to Seller's attorneys. All liens, encroachments, encumbrances, and other title matters set forth in Schedule B to the Title Commitments, as such matters are more particularly identified on SCHEDULE 2 hereto, and all states of facts disclosed in the Surveys, shall constitute
















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Permitted Encumbrances. Purchaser shall have the right to cause the Title
Company to update the Title Commitments, and to cause the Surveys to be updated, prior to Closing and to deliver written notice to Seller's attorneys objecting to any new title matters disclosed by such updates and not caused by Purchaser, together with copies of such updates and copies of any underlying instruments giving rise to such objections; provided, however, that no such new title matters shall be objectionable unless the same materially interfere with the current use or operation of any of the Properties or materially impair the value of any thereof. Any such new title matters which are properly so objectionable and which are timely so objected to by Purchaser, and which were not caused by Purchaser, are herein collectively called the "UNACCEPTABLE ENCUMBRANCES".

                           (b) If Seller is unable (subject to Section 6.2) to
eliminate all Unacceptable Encumbrances not waived in writing by Purchaser, or to arrange for title insurance reasonably acceptable to Purchaser insuring against enforcement of such Unacceptable Encumbrances against, or collection of the same out of, the applicable Property (which shall constitute the elimination of such Unacceptable Encumbrances for all purposes of this Agreement), and to convey title in accordance with the terms of this Agreement on or before the Closing Date, then Purchaser shall elect on the Closing Date, as its sole remedy for such inability of Seller, either (i) to terminate this Agreement by notice given to Seller pursuant to Section 18.1, in which event the provisions of
Section 18.1 shall apply; or (ii) to accept










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

title subject to such Unacceptable Encumbrances and receive no credit against, or reduction of, the Purchase Price.

                  6.2 Notwithstanding anything to the contrary set forth in this
Section 6 or elsewhere in this Agreement, Seller shall not be obligated to bring any action or proceeding, to make any payments, or otherwise to incur any expense in order to eliminate any Unacceptable Encumbrance, except as follows:
Seller shall satisfy or pay any (i) mortgages or other security agreements encumbering any of the Properties, subject to Purchaser's payment of the Purchase Price pursuant to clauses A. and B. of Section 2.1(a) and Purchaser's complying with its obligations under Section 16.5; provided, however, that Seller shall not be required hereby to pay more than the amount called for under
Section 2.1(c) in order to satisfy such mortgages and security agreements, and accrued, unpaid interest thereon apportioned as set forth therein; (ii) real estate taxes and assessments, subject to apportionment hereunder; and (iii) judgments against Seller or other liens secured by or filed against any of the Properties and which judgments or other liens can be satisfied by the payment of liquidated amounts not exceeding $250,000 in the aggregate (the items described in such clauses (i)-(iii), collectively, "LIENS"). Without limiting the generality of the preceding provisions of this Section 6.2, for purposes of this Agreement (including Sections 6.1 and 18.1), Seller's failure or refusal to bring any action or proceeding, to make any payments or to otherwise incur any expense (except for Seller's obligation to satisfy Liens as aforesaid) in order to eliminate Unacceptable

Encumbrances shall be deemed to constitute the inability of Seller to eliminate such Unacceptable Encumbrances, and shall not constitute a default by Seller (willful or otherwise) under this Agreement which would entitle Purchaser to exercise any of the rights or remedies set forth in Section 18.3 hereof.

                  6.3 If on the Closing Date there are any Liens or other encumbrances which Seller must pay or discharge in order to convey to Purchaser such title as is herein provided to be conveyed, then Seller may use any portion of the Downpayment or the Cash Balance to satisfy the same, provided:

                                    (a) Seller shall deliver to Purchaser or the
         Title Company, at the Closing, instruments in recordable form and sufficient to satisfy such Liens or other encumbrances of record and to permit the Title Company to omit the same from the owner's fee title insurance policy, together with the cost of recording or filing said instruments; or

                                    (b) Seller, having made arrangements with
         the Title Company, shall deposit with the Title Company sufficient monies acceptable to such Company to insure the obtaining and the recording of such satisfactions and the Title Company shall actually omit the same as exceptions from the owner's fee title insurance policy.

                  The existence of any such Liens or other encumbrances shall not be deemed objections to title if Seller shall comply with the foregoing requirements.

                  6.4 Purchaser, if request is made by Seller at least two business days prior to the Closing, agrees to provide at the Closing separate unendorsed certified or official bank checks payable to the order of such parties as are designated by Seller and drawn on or by a New York Clearing House Association member bank, aggregating not in excess of the Cash Balance, as apportioned, in order to facilitate the satisfaction or release of any Liens or other encumbrances. Similarly, at Seller's election, unpaid Liens for taxes, water and sewer charges, and assessments which are the obligation of Seller to satisfy and discharge, shall not be objections to title, but the amount thereof, plus interest and penalties thereon, if any, computed to the third business day after the Closing Date, shall be deducted from the Cash Balance and shall be allowed to Purchaser, subject to the provisions for apportionment of taxes, water and sewer charges and assessments contained herein.

                  6.5 If on the Closing Date there shall be financing statements, conditional bills of sale, chattel mortgages, or security interests filed against any of the Properties, then the same shall not constitute objections to title provided that the Title Company omits the same from the owner's fee title insurance policy and Seller executes and delivers an affidavit to the effect either (a) that the personal property covered by said financing statements, conditional bills of sale, chattel mortgages, or security interests is no longer in or on such Properties, or (b) if such personal property is still in or on such Properties, that it has been fully paid for (and Seller provides reasonable proof thereof to Purchaser), or (c) that such personal property is the property of a Tenant or other occupant of such Properties.

                  6.6 Any franchise or corporate tax open, levied or imposed against Seller, or any other owner in the chain of title to any of the Properties, that may be a Lien on the Closing Date shall not be an objection to title if the Title Company omits the same from the owner's fee title insurance policy.

                  6.7 If a search of title discloses judgments, bankruptcies or other returns against other persons or entities having names the same as or similar to that of Seller, then Seller will deliver to Purchaser and the Title Company an affidavit stating that such judgments, bankruptcies or other returns are not against Seller, whereupon, provided the Title Company omits such returns as exceptions to its owner's fee title insurance policy, such returns shall not be deemed objections to title.

                  6.8 Seller shall be entitled to one or more adjournments of the initially scheduled Closing Date, not exceeding 60 days in the aggregate, in order to dispose of any Unacceptable Encumbrances which Seller elects or is required to remove, satisfy, or otherwise discharge, and Purchaser's obligations to close hereunder shall remain in full force and effect during such period.

         SECTION 7.        REPRESENTATIONS AND WARRANTIES

                  7.1      (a) Seller represents and warrants to Purchaser
                            as follows:

                               (i) Seller is a corporation duly organized,
validly existing, and in good standing under the laws of the State of Delaware.

                               (ii) Seller has the full legal right, power and
authority to execute and deliver this Agreement and all documents now or hereafter to be executed by Seller pursuant to this Agreement (collectively, "SELLER'S DOCUMENTS"), to consummate the transactions contemplated hereby, and to perform its obligations hereunder and under the Seller's Documents.

                               (iii) The execution and delivery of this
Agreement and Seller's Documents and the performance of Seller's obligations hereunder and thereunder do not and will not contravene any provision of Seller's certificate of incorporation or by-laws, or any judgment, order, decree, writ or injunction issued against Seller, and do not require the consent of any governmental or private party or body (other than the Executive Committee of the Board of Directors of Seller), except that any sale of the Properties requires the consent of the holder of the existing Mortgages, which mortgages will be paid and discharged concurrently with such sale, and except further that the assignment of the 700 Ground Lease requires the consent of the fee owner of the 700 Tower Land, which consent is waived by Purchaser. The consummation of the transactions contemplated hereby will not result in a breach of or constitute a default or event of default by Seller under any agreement to which it or any of its assets are subject or bound.

                               (iv) To Seller's knowledge, there are no leases,
licenses or other occupancy agreements (collectively, "LEASES") affecting any portion of the Properties on the date hereof, except for the 700 Tower Ground Lease, the leases described in SCHEDULE 3 annexed hereto (the leases so scheduled, collectively, the "LEASES"), and any subleases or other occupancy agreements made by the tenants under the Leases.

                               (v) There are no material actions, suits,
proceedings or investigations to which Seller is a party pending before any court or other governmental authority with respect to any of the Properties, except as set forth on SCHEDULE 4 annexed hereto.

                               (vi) Seller has received no written notice that
any of the certificates of occupancy or any other material permits, licenses, or other governmental approvals issued in connection with the ownership, use and the occupancy of Properties have been suspended or revoked.

                               (vii) Set forth on SCHEDULE 3 hereto is a true
and complete listing of (A) the rental amounts being currently billed to the tenants under the Leases (collectively, the "TENANTS") by the managing agents for the Properties; (B) the rental arrearage, if any, for each of the Tenants as of August 11, 1998; and (C) the security deposit being held by Seller pursuant to the only Lease in respect of which Seller holds a security deposit. Except as set forth in those tenant estoppel letters heretofore delivered by Seller to Purchaser from Federal Insurance Company (as more particularly described in Section 16.4), in certain correspondence to Gale & Wentworth, LLC regarding the results of lease audits conducted by Jones Lang Wootton USA on behalf of the Tenant of the Michigan Properties, and in certain correspondence to Seller's predecessor in title from The Prudential Insurance Company of America advising of lease audits to be conducted on its behalf by Deloitte & Touche, LLP, copies of which correspondence have heretofore been delivered or made available to Purchaser by Seller or by Gale & Wentworth LLC, Seller (X) has not received written notice of any offsets, defenses to, or claims against the payment of rent or any other obligation of any Tenant under any of the Leases, which notice has not also been received by Gale & Wentworth, LLC or its affiliates; (Y) has neither given nor received any written notices of any default under any of the Leases which remains uncured, which notice has not also been given or received by Gale

& Wentworth, LLC or its affiliates; and (Z) has no knowledge of any material default by any of the Tenants under the Leases which remains uncured, which knowledge is not also possessed by Gale & Wentworth, LLC or its affiliates. Seller's representation and warranty in this clause (vii) (the "TENANT REP") speaks only as of the date hereof, and shall not be deemed restated as of the Closing Date.

                               (viii) Seller has no employment contracts or
collective bargaining agreements relating to any of the Properties that would bind Purchaser.

                               (ix) To Seller's knowledge, there are no material
service contracts, including management and brokerage agreements (collectively, "CONTRACTS"), affecting any of the Properties on the date hereof, except for the contracts set forth on SCHEDULE 5 annexed hereto (collectively, the "CONTRACTS"). Except as set forth in SCHEDULE 5 hereto, Seller has neither given nor received any written notice of default under the Contracts and Seller has no knowledge of any material defaults under any of the Contracts, which notice has not also been given or received and which knowledge is not also possessed by Gale & Wentworth, LLC or its affiliates. Within 10 days after the date hereof, Purchaser shall give Seller written notice identifying which of the Contracts it elects not to assume. Absent notice of such election, Purchaser shall be deemed to have agreed to assume all of the Contracts. As to those Contracts which Purchaser so elects not to assume, Seller shall, at the Closing, give the notices required to terminate them and at the Closing Purchaser shall pay or reimburse Seller for and indemnify and hold Seller harmless from and against any resultant termination charges or fees and any other charges accruing under such Contracts from and including the Closing Date to the effective date of such termination notices.

                               (x) Seller knows of no condemnation proceedings
pending or threatened in writing against any of the Properties or any portion thereof, and Seller has received no written notice of any pending condemnation or of any condemnation threatened in writing of all or any part of any of the Properties, which knowledge is not also possessed and which notice has not also been received by Gale & Wentworth, LLC or its affiliates.

                               (xi) Seller has delivered or caused to be
delivered to Purchaser true and complete photocopies of all of the Leases and the Contracts.

                               (xii) Seller is not a "foreign person" within the
meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder ("FIRPTA").

                               (xiii) Seller has not entered into any other
contract for the sale of the Properties or any thereof.

                               (xiv) The sale of the Properties pursuant to this
Agreement will not render Seller insolvent.

                               (xv) Seller has received no written notice from
any governmental authority of any material violations of any material laws applicable to any of the Properties, which violations have not been dismissed or corrected, and which notice has not also been received by Gale & Wentworth, LLC or its affiliates. Seller's representation and warranty in this clause (xv) (the "VIOLATIONS REP") speaks only as of the date hereof, and shall not be deemed restated as of the Closing Date. If Seller shall receive written notices of any such violations between the date hereof and the Closing, and such notices shall not also have been received by Gale & Wentworth, LLC or its affiliates, then Seller shall endeavor promptly to furnish Purchaser with copies thereof, but Seller's agreement to do so shall not change or detract from the immediately preceding statement that the Violations Rep speaks only as of the date hereof and is not deemed restated as of the Closing Date, or the statement with respect to the Violations Rep contained in Section 16.1(a), nor shall Seller's failure to furnish copies of any such notices to Purchaser give rise to any liability on the part of the Seller or to any rights in favor of Purchaser.

                           (b) Copies of the Leases, the Ground Lease,
the Contracts, and certain other Property Information have been delivered or otherwise made available by Seller to Purchaser, and Purchaser acknowledges having received and having reviewed or having had sufficient opportunity to review the same. By accepting the Deeds and the Lease Assignment, Purchaser acknowledges its receipt and acceptance or the availability to it all Property Information delivered or made available to it and that Purchaser has reviewed the same to its satisfaction. To the extent the copies of the Leases and the Contracts delivered by Seller to Purchaser contain provisions or information that are inconsistent with the information set forth on SCHEDULES 3 and 5 hereto, the foregoing representations and warranties shall be deemed modified to the extent necessary to eliminate such inconsistency and to conform such representations and warranties to the above-referenced Schedules.

                           (c) As used in this Agreement, the words "SELLER'S
KNOWLEDGE" or words of similar import shall be deemed to mean, and shall be limited to, the actual (as distinguished from implied, imputed or constructive) knowledge of Seller after, and based solely upon, making inquiry of Bennett P. Borko, an officer of New Valley Realty, the real estate division of Seller, without such person having any obligation to make any independent inquiry or investigation other than inquiries of the management agents for the Properties. Without limiting the generality of the preceding, knowledge of any matter possessed by Gale & Wentworth, LLC or its affiliates shall not be imputed to Seller unless such matter is actually known by Mr. Borko. Furthermore, references herein to the receipt of any notices by Seller or terms of similar import shall mean written notices actually received by Mr. Borko, and no notices received by Seller's management agents or by any other of Seller's agents or employees shall be imputed to Seller unless the same have actually been received by Mr. Borko. Purchaser acknowledges that Mr. Borko's knowledge is based solely upon his inquiries of the management agents for the Properties and Purchaser further acknowledges that such agents (Gale & Wentworth, LLC or its affiliates) are affiliates of Purchaser and directly or indirectly are participants in the acquisition of the Properties by Purchaser. Furthermore, to the extent that any representation or warranty made by Seller herein is to its knowledge or is based on the giving or receipt of any notice, and such knowledge is also possessed or such notice has also been given or received by Gale & Wentworth, LLC or its affiliates, then such representation and warranty shall be deemed nullified.

                           (d) If at or prior to the Closing:

                               (i) Purchaser shall acquire knowledge (whether
through its own efforts, by notice from Seller or otherwise) that any of the representations or warranties made herein by Seller, other than the Tenant Rep and the Violations Rep, are untrue or incorrect, and shall give Seller notice thereof at or prior to the Closing, or (ii) Seller shall notify Purchaser that a representation or warranty made herein by Seller, other than the Tenant Rep and the Violations Rep, is untrue or incorrect, then (A) if any such representation or warranty is either (1) immaterial or (2) material but not materially untrue or incorrect and such untruth or incorrectness is not cured or corrected by Seller on or before the Closing Date, then Purchaser shall nevertheless be deemed to, and shall, waive such misrepresentation or breach of warranty and shall consummate the transactions contemplated hereby without any reduction of or credit against the Purchase Price; and (B) if any such representation or warranty is both (1) material and
(2) materially untrue or incorrect, and such untruth or incorrectness is not cured or corrected by Seller on or before the Closing Date, then Purchaser, as its sole remedy for any and all such materially untrue or incorrect material representations or warranties, shall elect either (x) to waive such misrepresentations or breaches of warranties and consummate the transactions contemplated hereby without any reduction of or credit against the Purchase Price, or (y) to terminate this Agreement by notice given to Seller on the Closing Date, in which event this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided herein (collectively, the "SURVIVING OBLIGATIONS"), and except that Purchaser shall be entitled to the return of the Downpayment provided Purchaser is not otherwise in default hereunder.

                               (ii) In the case of the Tenant Rep and in the
case of the Violations Rep, Purchaser shall not have any option to terminate this Agreement or be entitled to any reduction of or credit against the Purchase Price by reason of the untruth or incorrectness of either thereof, unless (A) either of such representations and warranties was materially untrue or incorrect (when viewed with respect to the Properties in the aggregate) as of the date hereof; (B) neither Gale & Wentworth, LLC nor any of its affiliates had actual knowledge of such untruth or incorrectness or had received any notice contrary to the Tenant Rep or the Violations Rep; and (C) Seller has not elected to cure or correct such untruth or incorrectness.

                               (iii) If the Tenant Rep or the Violations Rep
shall have been materially untrue or incorrect (when viewed with respect to the Properties in the aggregate) as of the date hereof and the conditions of immediately preceding clauses (B) and (C) in Section 7.1(d)(ii) above shall have been met, then Purchaser, as its sole remedy for such material untruth or incorrectness shall be entitled to elect only either (x) to waive such misrepresentations and consummate the transactions contemplated hereby without any reduction of or credit against the Purchase Price, or (y) to terminate this Agreement by notice given to Seller on the Closing Date, in which event this Agreement shall be terminated, neither party shall have any further rights, obligations or liabilities hereunder except for the Surviving Obligations, and Purchaser shall be entitled to the return of the Downpayment provided Purchaser is not otherwise in default hereunder. If the Tenant Rep or the Violations Rep shall become untrue or incorrect by reason of any notices given or received, knowledge acquired, or other events occurring after the date hereof, then Purchaser shall nonetheless remain bound to close title in accordance with this Agreement without any reduction of or credit against the Purchase Price.

                               (iv) Purchaser acknowledges, confirms, and agrees
that (1) at or prior to the Closing, Purchaser's rights and remedies, in the event any representations or warranties made by, Seller in this Agreement are untrue or incorrect, shall be only as provided in this Section 7.1(d); (2) if the Closing does not occur, Purchaser hereby expressly waives, relinquishes and releases all other rights or remedies available to it at law, in equity, under this Agreement, or otherwise (including, without limitation, the right to seek specific performance and/or damages from Seller) as a result of any of one or more Seller's representations or warranties made in this Agreement being untrue or incorrect; and (3) Purchaser shall not be entitled to terminate this Agreement in the event the Tenant Rep or the Violations Rep shall become untrue or incorrect in any material or immaterial respect by reason of any notices given or received, knowledge acquired, or other events occurring after the date hereof.

                           (e) In the event the Closing occurs:

                               (i) Notwithstanding anything contained in Section
7.1(d) or elsewhere in this Agreement to the contrary, Purchaser hereby expressly and irrevocably waives, relinquishes and releases any right or remedy available to it at law, in equity, under this Agreement, or otherwise to make a claim against Seller for damages that Purchaser may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of Seller's representations or warranties which survive the Closing being untrue or incorrect if (A) (x) in the case of any surviving representation or warranty other than the Violations Rep, Purchaser or Gale & Wentworth LLC or its affiliates had actual knowledge that such representation or warranty was untrue or incorrect at the time of the Closing and Purchaser nevertheless closed title hereunder, and (y) in the case of the Violations Rep, Purchaser or Gale & Wentworth, LLC or its affiliates had actual knowledge that such representation was untrue or incorrect as of the date hereof or had received a notice of the kind referred to it in the Violations Rep; or (B) (x) in the case of any surviving representation or warranty other than the Violations Rep, Purchaser's actual damages as a result of such representation or warranty being untrue or incorrect are less than $250,000 in the aggregate, and
(y) in the case of the Violations Rep, Purchaser's actual damages as a result of the Violations Rep having been untrue or incorrect as of the date hereof are less than $50,000 in the aggregate.

                               (ii) Notwithstanding anything contained in this
Agreement to the contrary, to the extent Purchaser shall not have waived, relinquished and released all rights or remedies available to it at law, in equity, under this Agreement, or otherwise as provided in Section 7.1(d) above, the aggregate liability of Seller arising pursuant to or in connection with any surviving representations, warranties, covenants and other obligations (whether express or implied) of Seller in this Agreement and/or in the Seller's Documents (including the Deeds and the Assignment Agreement), shall not exceed in the aggregate an amount equal to (A) 2% of the Purchase Price, in the case of all such surviving items other than the Violations Rep, and (y) $250,000 in the case of the Violations Rep.

         The provisions of this Section 7.1(e) shall survive the Closing.

                           (f) The representations and warranties of Seller set
forth in Section 7.1(a) and elsewhere in this Agreement, and/or the Seller's Documents (including the Deeds and the Assignment Agreement) shall not survive the Closing, except that Seller's representations and warranties set forth in
Section 7.1(a)(i)-(iii) and 7.1(a)(xii) shall survive the Closing for a period of one year, and except that Seller's representation and warranty in Section 7.1(a)(xiii) and the Violations Rep shall survive the Closing for a period of 180 days.

                  7.2 (a) Purchaser represents and warrants to Seller as follows:

                               (i) Purchaser is a limited liability
company, duly formed, validly existing, and in good standing under the laws of the State of Delaware.

                               (ii) Purchaser has the full legal right, power,
authority, and financial ability to execute and deliver this Agreement and all documents now or hereafter to be executed by it pursuant to this Agreement (collectively, "PURCHASER'S DOCUMENTS"), to consummate the transactions contemplated hereby, and to perform its obligations hereunder and under Purchaser's Documents.

                               (iii) The execution and delivery of this
Agreement and Purchaser's Documents and the performance of Purchaser's obligations hereunder and thereunder do not and will not contravene any provision of the Articles of Formation or Operating Agreement of Purchaser, or any judgment, order, decree, writ or injunction issued against Purchaser, and do not require the consent of any governmental or private party. The consummation of the transactions contemplated hereby will not result in a breach of or constitute a default or event of default by Purchaser under any agreement to which Purchaser or any of its assets are subject or bound.

                               (iv) There are no material pending actions,
suits, proceedings or investigations to which Purchaser is a party before any court or other governmental authority which may have an adverse impact on Purchaser's ability to consummate the transactions contemplated hereby.

                           (b) The representations and warranties of Purchaser
set forth in Section 7.2(a) and elsewhere in this Agreement shall survive the Closing and the execution and delivery of the Deeds for a period of one year.

                  7.3 Any claim asserted by either party against the other for breach of a surviving representation or warranty must be asserted by notice given to the party allegedly in breach thereof prior to the expiration of the applicable survival period therefor. Such notice shall set forth in reasonable detail the basis for such claim.

         SECTION 8. COSTS OF TRANSACTION

                  8.1 Seller shall be responsible for (a) Seller's legal fees and expenses attributable to the transfer of the Properties to Purchaser, including the preparation and negotiation of this Agreement and the consummation of the transactions contemplated herein, and (b) any transfer or sales taxes imposed by the states and localities in which the Properties are located in connection with the transfer of the Properties to Purchaser. Except as otherwise provided in Section 12, all other costs and expenses in connection with such transfer, including (i) Purchaser's legal fees and expenses, (ii) Purchaser's fee title insurance premiums, recording fees and expenses, survey costs, and the cost of any affirmative title insurance and endorsements desired by Purchaser,
(iii) mortgagee title insurance premiums, recording fees, taxes and expenses with respect to any mortgage financing procured by Purchaser, (iv) engineering, environmental, inspection and other due diligence expenses, (v) Purchaser's costs and expenses in connection with the purchase of the Mortgages from the holder thereof, and (vi) all other closing expenses, shall be the sole responsibility of, and be paid by, Purchaser.

         SECTION 9. DOCUMENTS AND ITEMS TO BE DELIVERED BY SELLER AT CLOSING.

                  9.1 At the Closing, Seller shall execute, acknowledge and/or deliver (or cause to be delivered), as applicable, the following to Purchaser or the Title Company, as applicable:

                           (a) Deeds conveying title to the New Jersey
         Properties and the 800 Tower Property, in the form of EXHIBITS A-1 to A-3 annexed hereto (collectively, the "DEEDS").

                           (b) An Assignment and Assumption of Leases and Security Deposits for each of the Properties, in the form of EXHIBIT B annexed hereto, assigning without warranty or representation all of Seller's right, title and interest, if any, in and to the Leases, all guarantees thereof, and the security deposits thereunder in Seller's possession, if any (the "LEASE ASSIGNMENT").

                           (c) An Assignment and Assumption of Contracts, Licenses and Building Plans for each of the Properties, in the form of EXHIBIT C annexed hereto (the "CONTRACT AND LICENSE ASSIGNMENT") assigning all of Seller's right, title and interest, if any, in and to
         (i) all of the assignable
         licenses, permits, certificates, approvals, authorizations and variances issued for or with respect to the Properties by any governmental authority (collectively, the "LICENSES"); (ii) all assignable purchase orders, equipment leases, advertising agreements, franchise agreements, license agreements, leasing and brokerage agreements and other service contracts relating to the operation of the Properties to the extent that Purchaser has agreed under Section 7.1(a)(ix) to assume such Contracts; and (iii) all assignable building plans and specifications and guarantees and warranties for any real or personal property being transferred pursuant to this Agreement, to the extent any such plans and specifications are in Seller's possession or control and Seller is the beneficiary of any such guarantees and warranties.

                           (d) An Assignment and Assumption of Intangible Property in the form of EXHIBIT D annexed hereto, assigning all of Seller's right, title and interest, if any, in and to all intangible property, if any, owned by Seller with respect to the operation of the applicable Property including, without limitation, any trade names appertaining to the Properties (the "INTANGIBLE PROPERTY Assignment").

                           (e) An Assignment and Assumption of Ground Lease in the form of EXHIBIT E-1 annexed hereto, assigning all of Seller's right, title, and interest in and to the 700 Tower Ground Lease, and a Deed in the form of EXHIBIT E-2 annexed hereto, conveying fee title to the 700 Tower Building (the "GROUND LEASE ASSIGNMENT" and the "700 TOWER DEED", respectively; the Lease Assignment, the Contract and License Assignment, the Intangible Property Assignment, the Ground Lease Assignment, and the 700 Tower Deed are herein referred to collectively as the "ASSIGNMENT AGREEMENT").

                           (f) To the extent in Seller's possession, true and correct copies of the Ground Lease, all Leases, and any amendments, guarantees and other documents relating thereto, together with a schedule of all tenant security deposits under the Leases and the accrued interest on such security deposits payable to Tenants which are in the possession of or received by Seller, and a good, unendorsed certified or official bank check drawn on or by a New York Clearing House Association member bank payable to the order of Purchaser, or a credit to Purchaser against the Purchase Price, in the aggregate amount of such security deposits and accrued interest thereon payable to Tenants which are in the possession of or received by Seller. With respect to any security deposits under Leases which are other than cash, Seller shall execute and deliver to Purchaser at the Closing any appropriate instruments of assignment or transfer, without warranty or representation that such security may be converted to cash.

                           (g) A bill of sale for each of the Properties, in the form of EXHIBIT F annexed hereto (the "BILL OF SALE"), conveying, transferring and selling to Purchaser without warranty or representation all right, title and interest of Seller in and to all Personal Property relating to the applicable Property and being transferred pursuant to Section 1 of this Agreement. Seller and Purchaser agree that no portion of the Purchase Price has been allocated to, or is otherwise attributable to, the Personal Property.

                           (h) Notices to Tenants and notices to the vendors or suppliers under the Contracts assumed by Purchaser, in the forms of EXHIBITS G-1 and G-2, respectively, annexed hereto (the "TENANT NOTICES" and the "CONTRACTOR NOTICES"), advising the Tenants and such vendors or suppliers of the sale of the Properties to Purchaser and directing that rents and other payments under the Leases in the case of the Tenant Notices and future communications in the case of the Contractor Notices thereafter be sent to Purchaser's management agent as designated therein.

                           (i) Copies of the resolutions of the Board of Directors or the Executive Committee thereof of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement to be undertaken by Seller, certified as true and correct by the Secretary or an Assistant Secretary of Seller.

                           (j) Possession of the Properties, subject to the Permitted Encumbrances, the Leases, the Ground Lease, and any Unacceptable Encumbrances which have been waived by Purchaser.

                           (k) State and local Property transfer tax returns required to be filed in connection with the sale of the Properties hereunder (the "TRANSFER TAX RETURNS"), and the payment of all transfer taxes required thereby.

                           (l) A "FIRPTA CERTIFICATE" signed by Seller in the form of EXHIBITEH annexed hereto. Purchaser acknowledges and agrees that upon Seller's delivery of such Certificate, Purchaser shall not withhold any portion of the Purchase Price pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

                           (m) Letters by Seller, in the form of EXHIBITS I-1 and I-2, respectively, annexed hereto, by which (i) Purchaser deposits $477,862.50 of the Cash Balance in escrow as security for Seller's financial liability on account of certain refurbishing work or allowance therefor which the Tenant under the "Prudential Lease" in the Westgate I Property may be entitled to require the Landlord thereunder to carry out or pay (the "REFURBISHING LETTER"); and (ii) Seller assigns to Purchaser certain rights against Seller's predecessor in title with respect to the Properties (the

         "ASSIGNMENT OF RIGHTS LETTER")(the Refurbishing Letter and the Assignment of Rights Letter, collectively, the "SIDE LETTERS").

                           (n) All files, records, plans and specifications in Seller's possession relating to the construction, maintenance, operation and leasing of the Properties and not previously delivered to Purchaser or not already in the possession of Gale & Wentworth, LLC or its affiliates.

                           (o) Letters of non-applicability under the New Jersey Industrial Site Recovery Act ("ISRA") with respect to the Properties, if obtained by Seller. Seller's failure to deliver the same shall not entitle Purchaser to refuse to close under this Agreement, but Seller represents that it has applied for such letters and will diligently pursue the obtaining thereof.

                           (p) An Affidavit of Title in form and substance reasonably acceptable to Seller and sufficient to enable the Title Company to omit its standard printed exceptions from the Title Commitment (assuming that such standard exceptions are the same as those which would appear in a New York title insurer's owner's or ground lessee's commitment, as applicable), except to the extent any thereof are Permitted Encumbrances and except further that Seller shall not be required thereby to incur any obligation to remedy title defects beyond its obligations under Section 6.2.

                           (q) All other documents and items Seller is required to deliver pursuant to the provisions of this Agreement.

         SECTION 10. DOCUMENTS AND ITEMS TO BE DELIVERED BY PURCHASER AT CLOSING

                  10.1 At the Closing, Purchaser shall execute, acknowledge and/or deliver, as applicable, the following to Seller or the Title Company, as applicable:

                           (a) The Purchase Price, subject to apportionments, discounts and credits (if any) and adjustments (if any), as provided in this Agreement.

                           (b) The Bill of Sale.

                           (c) The Ground Lease Assignment.

                           (d) The Lease Assignment, the Contract and License
                               Assignment, and the Intangible Property
                               Assignment.

                           (e) The Side Letters.

                           (f) A Certificate executed by the manager or other appropriate officer of Purchaser or of its constituent members, certifying as to the consents of the members of

         Purchaser authorizing the execution, delivery, and performance of this Agreement by Purchaser (true and correct copies of which shall be attached thereto) and as to the authority and signatures of those individuals executing any documents or instruments on behalf of Purchaser in connection with the transactions contemplated herein.

                           (g) The Tenant Notices.

                           (h) The Transfer Tax Returns.

                           (i) All other documents and items Purchaser is required to deliver pursuant to the provisions of this Agreement.

         SECTION 10A.      TAX CERTIORARI

         Seller shall, at Closing, assign to Purchaser, without representation, warranty or recourse of any kind, all of Seller' s right, title and interest (if any) in and to any then pending protests or reduction proceedings relating to the assessed valuation of the Properties for any fiscal tax year(s) subsequent to the tax year in which the Closing occurs, whereupon Purchaser shall be authorized to continue and control the progress of, and to make all decisions with respect to, any such proceedings. All net tax refunds and credits attributable to any tax year prior to the tax year in which the Closing occurs shall belong to and be the property of Seller. All net tax refunds and credits attributable to any tax year subsequent to the tax year in which the Closing occurs shall belong to and be the property of Purchaser. All net tax refunds and credits attributable to the tax year in which the Closing occurs shall be divided between Seller and Purchaser in accordance with the apportionment of taxes pursuant to the provisions of this Agreement, after deducting therefrom a pro rata share of all expenses, including, without limitation, reasonable counsel fees and disbursements and consultant's fees, incurred in obtaining such refund, the allocation of such expenses to be based upon the total refund obtained in such proceeding and in any other proceeding simultaneously involved in the trial or settlement. Each party agrees to cooperate with the other party in connection with the prosecution of any such proceedings and to take all steps, whether before or after the Closing Date, as may be necessary to carry out the intention of the foregoing, including, without limitation, the delivery to the other party, upon demand, of any relevant books and records, including receipted tax bills and canceled checks used in payment of such taxes, the execution of any and all consents or other documents, and the undertaking of any act necessary for the collection of such refund by the party entitled thereto. All tax refunds to be paid to either party after the Closing as contemplated under this Section 10A shall be net of any amounts due to Tenants on account of any such tax refunds, and Seller and Purchaser shall jointly determine such amount(s) (if any) due Tenants and direct the Seller's tax protest or certiorari counsel to deduct such amounts from the gross tax refund and forward the same to the appropriate

Tenant(s) prior to making any payment to Seller or Purchaser (as the case may be). The provisions of this Section 10A shall survive the Closing.

         SECTION 11. AS IS

                  11.1 Purchaser expressly acknowledges and agrees to accept title to the Properties on an "AS-IS-WHERE-IS AND WITH ALL FAULTS" basis except as otherwise provided herein.

                  11.2 This Agreement, as written, the Side Letters and other Exhibits and Schedules hereto, and the escrow letter agreement being entered into among the parties and Escrow Agent concurrently herewith, contain all the terms of the agreement entered into between the parties as of the date hereof, and Purchaser acknowledges that neither Seller nor any of "SELLER'S AFFILIATES" (as hereinafter defined), nor any of their respective agents or representatives, have made any representations or held out any inducements to Purchaser, and Seller hereby specifically disclaims any representations, oral or written, past, present or future, other than those specifically set forth in this Agreement. Without limiting the generality of the foregoing, Purchaser has not relied on any representations or warranties, and neither Seller nor any of Seller's Affiliates, nor any of their agents or representatives, has or is willing to make any representations or warranties, express or implied, other than as may be expressly set forth herein, as to (a) the status of title to the Properties, (b) the Leases or the Ground Lease, (c) the

Contracts, (d) the Licenses, (e) the current or future real estate tax liability, assessment or valuation of the Properties; (f) the potential qualification of the Properties for any and all benefits conferred by any laws, whether for subsidies, special real estate tax treatment, insurance, mortgages or any other benefits, whether similar or dissimilar to those enumerated; (g) the compliance of the Properties in their current or any future state with applicable laws (including environmental laws) or any violations thereof, including, without limitation, those relating to access for the handicapped, environmental or zoning matters, and the ability to obtain a change in the zoning or a variance in respect to the Properties' non-compliance, if any, with zoning laws; (h) the nature and extent of any right-of-way, lease, possession, lien, encumbrance, license, reservation, condition or otherwise; (i) the availability of any financing for the purchase, alteration, rehabilitation or operation of the Properties from any source, including, without limitation, any government authority or any lender; (j) the current or future use of the Properties; (k) the present and future condition and operating state of any Personal Property and the present or future structural and physical condition of the Buildings, their suitability for rehabilitation or renovation, or the need for expenditures for capital improvements, repairs or replacements thereto; (1) the viability or financial condition of any Tenant; (m) the status of the leasing market in which the Properties are located; or (n) the actual or projected income or operating expenses of the Properties.

                  11.3 Purchaser acknowledges that Seller has afforded Purchaser the opportunity for full and complete investigations, examinations and inspections of the Properties and all Property Information. Purchaser acknowledges and agrees that (a) the Property Information delivered or made available to Purchaser and "PURCHASER'S REPRESENTATIVES" (as hereinafter defined) by Seller or Seller's Affiliates, or any of their agents or representatives, may have been prepared by third parties and may not be the work product of Seller and/or any of Seller's Affiliates; (b) neither Seller nor any of Seller's Affiliates have made any independent investigation or verification of, or has any knowledge of, the accuracy or completeness of, the Property Information, except as and to the extent specifically set forth in this Agreement; (c) except for the copies of the Leases, the Contracts, and the Ground Lease, all other Property Information delivered or made available to Purchaser and Purchaser's Representatives has been furnished to each of them at the request, and for the convenience, of Purchaser and without Seller having been obligated to deliver or make available any thereof; (d) except as specifically set forth in this Agreement, Purchaser is relying solely on its own investigations, examinations and inspections of the Properties and those of Purchaser's Representatives and is not relying in any way on the Property Information furnished by Seller or any of Seller's Affiliates, or any of their agents or representatives; (e) except as specifically set forth in this Agreement, Seller expressly disclaims any representations or warranties with respect to the accuracy or completeness of the Property Information; and

(f) except as specifically set forth in this Agreement, Purchaser hereby releases Seller and Seller's Affiliates, and their respective agents and representatives, from any and all liability with respect to the accuracy and completeness of the Property Information.

                  11.4 Purchaser, or anyone claiming by, through or under Purchaser, hereby fully and irrevocably releases Seller and Seller's Affiliates, and their agents and representatives, from any and all claims that it may now have or hereafter acquire against Seller or Seller's Affiliates, or their respective agents or representatives, for any cost, loss, liability, damage, expense, action or cause of action, whether foreseen or unforeseen, arising from or related to any construction defects, construction errors or construction-related omissions on or in the Properties, or any other conditions (whether patent, latent or otherwise) affecting the Properties, except for claims against Seller based upon any representations, warranties, covenants, obligations and/or liabilities of Seller expressly provided in this Agreement and, as to the same, as such claims against Seller are or may be limited by the provisions of this Agreement with respect to survival, damages, remedies, and the like.

                  11.5 Purchaser acknowledges that, it has inspected the Properties, has become fully acquainted with and accepted their condition, and has reviewed, to the extent necessary in its discretion, all the Property Information. Seller shall not be liable or bound in any manner by any oral or written "setups" or information pertaining to the Properties or the rents furnished by Seller, Seller's Affiliates, their agents or representatives, any real estate broker, or other person.

                  11.6 The provisions of this Section 11 shall survive the termination of this Agreement and the Closing.

         SECTION 12. BROKER

                  12.1 Purchaser represents and warrants to Seller and Seller represents and warrants to Purchaser that neither has dealt with any broker in connection with the Properties and the transactions described herein, except for Ivan M. Dochter of Amedex, L.P. (the "BROKER"). Seller shall pay the commission, if any, due and owing to the Broker pursuant to a separate agreement. Purchaser agrees to indemnify, defend and hold Seller harmless from and against any and all claims, causes of action, losses, costs, expenses, damages or liabilities, including reasonable attorneys' fees and disbursements, which Seller may sustain, incur or be exposed to by reason of any claim or claims by any other broker, finder or other person, for fees, commissions or other compensation arising out of the transactions contemplated in this Agreement, if such claim or claims are based in whole or in part on dealings or agreements with Purchaser. Seller agrees to indemnify, defend and hold Purchaser harmless from and against any and all claims, causes of action, losses, costs, expenses, damages or liabilities, including reasonable attorneys' fees and disbursements, which Purchaser may sustain, incur or be exposed to by reason of any claim or claims by Broker and any other broker, finder or other person, for fees, commissions or other compensation arising out of the transactions contemplated in this Agreement, if such claim or claims are based in whole or in part on dealings or agreements with Seller.

                  12.2 The obligations and representations and warranties contained in this Section 12 shall survive the termination of this Agreement and the Closing.

         SECTION 13.       INDEMNIFICATION

                  13.1 PURCHASER'S INDEMNIFICATION. Purchaser hereby indemnifies and agrees to hold and save Seller harmless of and from any and all loss, cost, damage, injury or expense arising out of or in any way related to (a) claims for injury to or death of persons, or damage to property, occurring at any of the Properties on or after the Closing Date, and (b) any claims arising out of or related to the ownership, operation, management, control or conduct of the business of any of the Properties on or after the Closing Date, and (b) any and all brokerage commissions which may become payable to any broker with respect to any extension or renewal term of any Lease beyond the term of such Lease in effect as of the date hereof (any such currently effective Lease term, a "CURRENT TERM"), or any expansion of the space demised under any Lease; provided, however, that notwithstanding clause (b) immediately preceding, Purchaser shall not be responsible for any leasing commission which may be due to the broker who procured, or assisted in procuring, the renewal of the Lease with the Tenant of the 700 Tower (the "EDS 700 RENEWAL" and the "EDS 700 RENEWAL COMMISSION").

                  13.2 SELLER'S INDEMNIFICATION. Seller hereby indemnifies and agrees to hold and save Purchaser harmless of and from any and all loss, cost, damage, injury or expense arising out of or in any way related to (a) claims for injury to or death of persons, or damage to property, occurring at any of the Properties prior to the Closing Date, and (b) any claims arising out of or related to the ownership, operation, management, control or conduct of the business of any of the Properties prior to the Closing Date, and (c) any and all accrued and unpaid leasing commissions due or to become due to any broker with respect to the Current Term of any Lease, but not with respect to any extension or renewal of any Current Term, or with respect to any expansion of the space demised under any Lease; provided, however, that notwithstanding clause (c) immediately preceding, Seller, and not Purchaser, shall be liable for the EDS 700 Renewal Commission, which Seller agrees to pay if, as, and when the same is due and payable pursuant to Seller's agreement with the broker who procured, or assisted in procuring, the EDS 700 Renewal, and Seller hereby indemnifies and agrees to hold Purchaser harmless therefrom. The foregoing proviso shall not be deemed to create any third party beneficiary rights in favor of such broker and is for the benefit of Purchaser only.

                  13.3 SURVIVAL. The provisions of this Section 13 shall survive the Closing.

         SECTION 14. ACCESS TO RECORDS

                  14.1 For a period of five years subsequent to the Closing Date, Seller, Seller's Affiliates, and Seller's and their employees, agents and representatives shall be entitled to access during business hours to all documents, books and records given to Purchaser by Seller at the Closing for tax and audit purposes, regulatory compliance, and cooperation with governmental investigations upon reasonable prior notice to Purchaser, and shall have the right, at its sole cost and expense, to make copies of such documents, books and records to extent such records are still in Purchaser's possession or control.

         SECTION 15. NOTICES

                  15.1 All notices, elections, consents, approvals, demands, objections, requests or other communications which Seller or Purchaser may be required or desire to give pursuant to, under or by virtue of this Agreement must be in writing and sent (a) by first class U.S. certified or registered mail, return receipt requested, with postage prepaid; (b) by overnight U.S. Express Mail or by reputable overnight courier service (such as Federal Express Corporation, Airborne Express, Emery or Purolator); (c) by hand delivery with proof of service endorsed thereon; or (d) by telecopier, provided a confirmatory copy is also sent by overnight U.S. Express Mail or reputable overnight courier service within the next two business days. All such notices, elections, consents, approvals, demands, objections, requests or other communications sent in compliance with the provisions hereof shall be deemed given and received on (i) the third business day following the date it is deposited in the U.S. Mail; (ii) the date it is delivered to the other party if sent by overnight U.S. Express Mail, overnight courier delivery, or hand delivery; or (iii) the date it is delivered to the other party if sent by telecopier, provided a confirmatory copy is sent by overnight U.S. Express Mail or reputable overnight courier service within the next two business days. For purposes of this Section 15.1, the addresses of the parties shall be as follows:

                  IF TO SELLER:
                  New Valley Corporation
                  100 S.E. Second Street
                  32nd Floor
                  Miami, Florida
                  Attention:    Richard J. Lampen
                                Executive Vice President
                                and General Counsel
                  Telecopier No.: (305) 579-8016

                  - with a copy to -
                    --------------

                  Fischbein Badillo Wagner Harding
                  909 Third Avenue
                  New York, New York 10022
                  Attention:    Howard A. Kalka, Esq.
                  Telecopier No. 212-644-7485

                  - and -

                  New Valley Realty
                  590 Madison Avenue
                  33rd Floor
                  New York, NY 10022
                  Attention:  Bennett Borko
                  Telecopier No. (212) 409-2069

                  If to purchaser:
                  ----------------

                  PW/MS Op Sub I, LLC
                  c/o Gale & Wentworth, Inc.
                  200 Campus Drive
                  Suite 200
                  Florham Park, New Jersey 07932
                  Attention: Mr. Eugene P. Diaz
                  Telecopier No. (973) 301-9501

                  - with a copy to -
                    --------------

                  Kelley Drye & Warren LLP
                  5 Sylvan Way
                  Parsippany, New Jersey 07054
                  Attention: Jay R. Kolmar, Esq.
                  Telecopier No. (973) 539-3167

                  IF TO ESCROW AGENT:

                  Fischbein Badillo Wagner Harding
                  909 Third Avenue
                  New York, New York 10022
                  Attention: Howard A. Kalka, Esq.
                  Telecopier No. 212-644-7485

                  15.2 Seller or Purchaser may designate another addressee or change its address for notices and other communications hereunder by a notice given to the other parties in the manner provided in this Section 15.

                  15.3 Notices and other communications given by the attorneys, respectively, for Seller or Purchaser shall be deemed given by, respectively, Seller or Purchaser.

         SECTION 16. CONDITIONS PRECEDENT TO CLOSING; TENANT ESTOPPELS;
                     MORTGAGEE NEGOTIATIONS

                  16.1 Purchaser's obligation under this Agreement to purchase the Properties is subject to the fulfillment of each of the following conditions, subject, however, to the provisions of Section 16.3:

                           (a) The representations and warranties of Seller contained herein shall, subject to the provisions of Section 7.1(d), be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though they were restated on and as of such date except to the extent they specifically relate to another date, in which case they shall be true and correct in all material respects as of such date, and except that the Tenant Rep and the Violations Rep speak only as of the date hereof, they shall not be deemed restated as of the Closing Date, and the truth and correctness of the Tenant Rep and/or the Violations Rep as of the Closing Date shall not be a condition to Purchaser's obligations to purchase the Properties in accordance with the terms and conditions hereof;

                           (b) Seller shall be ready, willing and able to deliver title to the Properties in accordance with the terms and conditions of this Agreement;

                           (c) the Title Company (or any other reputable title insurer licensed to do business in the states in which the Properties are located) shall be ready, willing and able to issue title insurance to Purchaser in accordance with the terms and conditions of this Agreement at the Title Company's standard rates (unless Seller shall elect to pay any charges above such standard rates);

                           (d) the "TENANT ESTOPPELS" (as hereinafter defined) obtained by Purchaser, if any, shall not be materially, adversely inconsistent (when viewed on an aggregate basis with respect to each Property) with the information as to the demised premises, base rent, and expiration date for the related Leases set forth in Part 2 of the Rent Roll annexed hereto as SCHEDULE 2;

                           (e) Seller shall have delivered all of the documents and other items required pursuant to Section 9, and shall in all material respects have performed all of the other covenants, undertakings and obligations and complied with all of the conditions required by this Agreement to be performed or complied with by Seller at or prior to the Closing; and

                           (f) Purchaser shall not have exercised any right of Purchaser hereunder to terminate this Agreement.

                  16.2 Seller's obligation under this Agreement to sell the Properties to Purchaser is subject to the fulfillment of each of the following conditions, subject, however to the provisions of Section 16.3:

                           (a) the representations and warranties of Purchaser contained herein shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though they were restated on and as of such date except to the extent they speak as of the date of this Agreement or specifically relate to another date, in which case they shall be true and correct in all material respects as of such date;

                           (b) Purchaser shall have paid to Seller the funds required to be paid hereunder;

                           (c) Purchaser shall have delivered all of the documents and other items required pursuant to Section 10, and shall in all material respects have performed all of the other covenants, undertakings and obligations and complied with all of the conditions required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing; and

                           (d) Seller shall not have exercised any right of Seller hereunder to terminate this Agreement.

                  16.3 In the event that any condition contained in Section 16.1 or 16.2 is not satisfied, then, unless such failure is a default by Purchaser under Section 18.2 or a willful failure or refusal by Seller pursuant to Section 18.3, as the case may be, the party entitled to the satisfaction of such condition as a condition to its obligation to close title hereunder shall have, as its sole remedy hereunder, the right to elect to (a) waive such unsatisfied condition, whereupon title shall close as provided in this Agreement, or (b) terminate this Agreement. In the event such party elects to terminate this Agreement as permitted under this Section 16, then this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except for the Surviving Obligations, and except that if Purchaser terminates this Agreement because a condition contained in Section
16.1 is not satisfied, then Purchaser shall be entitled to the return of the Downpayment, provided Purchaser is not otherwise in default hereunder. Nothing contained in this Section 16.3 shall be construed so as to confer any right of termination upon a party for the failure of a condition to be satisfied unless such party is expressly entitled to the satisfaction of such condition as provided in Section 16.1 or 16.2.

                  16.4 Seller has heretofore delivered to Purchaser copies of two estoppel letters, each dated August 11, 1998, from Federal Insurance Company, one with respect to such tenant's demised premises at the Westgate I Property and one with respect to such tenant's demised premises at the Westgate II Property.

Purchaser acknowledges that it has read such letters and that the same are satisfactory to Purchaser, and Purchaser agrees that no further estoppel letters shall be requested or sought by Purchaser or Seller from such tenant. Purchaser acknowledges that it will use its own efforts to obtain estoppel letters or certificates from the other Tenants ("TENANT ESTOPPELS"), that Seller is not obligated to request or obtain any such Tenant Estoppels, and that the obtaining of such Tenant Estoppels is not a condition to Purchaser's obligations to close title hereunder. Purchaser shall promptly furnish Seller with copies of all such Tenant Estoppels obtained by Purchaser, if any.

                  16.5 Seller acknowledges that Purchaser has advised Seller that it is in negotiations with the holder of the Mortgages to purchase the same at a discount, and that such negotiations may result in a mortgage purchase agreement whereby Purchaser may be required to post a non-refundable $2.5 million downpayment with such holder (the "MORTGAGE PURCHASE DOWNPAYMENT"). Seller agrees that such negotiations and the entry into any such agreement shall not give rise to any lender liability claims by Seller. Purchaser acknowledges that, by reason of such negotiations, it, and not Seller, shall be responsible for requesting and obtaining, and Purchaser hereby undertakes to obtain, the necessary "pay-off letters" from the holder of the Mortgages and the necessary cooperation from such holder in order to enable and permit the Mortgages to be prepaid and discharged at the Closing on the initially designated Closing Date; provided, however, that the Mortgages need not be paid off and discharged until the actual Closing Date. If for any reason such letters and cooperation are not obtained, then Purchaser shall nonetheless close hereunder by accepting title to the Properties subject to the Mortgages, and the payment of the portion of the Purchase Price provided for in clause A. of Section 2.1(a) shall be made by Purchaser's so accepting title.

                  16.6 Seller also acknowledges that Purchaser has advised Seller that it is also in negotiation with the holder of the Mortgages or its affiliate to purchase fee title to the 700 Tower Land. Purchaser acknowledges that, accordingly, it will accept the assignment of the 700 Tower Ground Lease regardless of whether such assignment complies with the terms of such lease or has been consented to by the lessor thereunder.

                  16.7 Purchaser confirms that its obligations to close title hereunder are in no way contingent on its success in purchasing the Mortgages or in purchasing the fee title to the 700 Tower Land.

         SECTION 17. OPERATION OF THE PROPERTIES PRIOR TO THE CLOSING DATE

                  17.1 Between the date hereof and the Closing Date, Seller agrees to cause its managing agents for the Properties to continue to operate and manage the Properties in substantially the same manner as they were operated and managed prior to the execution and delivery of this Agreement, including preserving










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

the good will of all suppliers and tenants. In connection therewith:

                           (a) Seller shall not modify, extend, renew, or cancel any Lease or enter into any new lease of all or any portion of the Properties without Purchaser's prior consent in each instance.

                           (b) If Seller shall enter into any new leases for any of the Properties or any portion of any thereof as permitted hereunder, or if there shall be any permitted extensions or renewals of any existing Leases, whether or not such existing Leases provide for their extension or renewal, or if there shall be any expansion or modification of any of the Leases (each, a "NEW LEASE"), then Seller shall keep accurate records of all expenses (collectively, "NEW LEASE EXPENSES") incurred in connection with each New Lease. At the Closing, Purchaser shall reimburse Seller for all New Lease Expenses theretofore paid by Seller, if any, except that if the term of any New Lease shall have commenced prior to the Closing Date, then the New Lease Expenses attributable to such New Lease shall be amortized over the term thereof, and Seller shall be responsible for such New Lease Expenses allocable to the period prior to the Closing Date. The provisions of this Section 17.1(a)(ii) shall survive the Closing.
























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

                           (c) Subject to Section 17.1(a), Seller reserves the right, but shall not be obligated, to institute proceedings for monetary judgments only against any Tenant (but not to terminate such Tenant's Lease) as a result of a default by such Tenant prior to the Closing Date. Seller makes no representations and assumes no responsibility with respect to the continued occupancy of the Properties or any part thereof by any Tenant. The vacating of a Tenant prior to the Closing Date shall not give rise to any claim on the part of Purchaser. Further, Purchaser agrees that it shall not be grounds for Purchaser's refusal to close this transaction that any Tenant is a holdover tenant or in default under its Lease on the Closing Date and Purchaser shall accept title subject to such holding over or default without credit against, or reduction of, the Purchase Price.

                           (d) Seller shall not modify, extend, renew, or cancel (except as a result of a default by the other party thereunder) any Contract, or enter into any new contract with respect to any of the Properties, without Purchaser's prior consent in each instance, which consent shall not be unreasonably withheld, delayed, or conditioned by Purchaser; provided, however, that Purchaser's consent shall not be required to the aforesaid actions if such Contract as modified, extended, or renewed, or such new contract, may be terminated at any time on not more than 60 days' prior notice by Seller, or its successor or assign, without any penalty.

                           (e) Seller shall keep in force and effect with respect to the Properties all of the insurance policies currently carried by Seller therefor, as set forth on SCHEDULE 6 annexed hereto, or policies providing similar coverage.

                           (f) From the date hereof until the Closing, Seller shall not withdraw, settle or otherwise compromise any protest or reduction proceedings relating to the assessed valuation of the Properties for any tax year subsequent to the tax year in which the Closing occurs or for the tax year in which the Closing occurs.

         SECTION 18.       REMEDIES

                  18.1 If the Closing fails to occur by reason of Seller's inability (including, without limitation, Seller's inability to eliminate Unacceptable Encumbrances as set forth in Section 6.2) to perform its obligations under this Agreement, then Purchaser, as its sole remedy for such inability of Seller, may terminate this Agreement by notice to Seller. If Purchaser so elects to terminate this Agreement, then neither party shall have any further rights, obligations or liabilities hereunder except for the Surviving Obligations, and except that Purchaser shall be entitled to the return of the Downpayment; provided, however, that Purchaser is not otherwise in default hereunder. Except as expressly set forth in this Agreement, Purchaser hereby

















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

expressly and irrevocably waives, relinquishes and releases any other right or remedy available to it at law, in equity or otherwise by reason of Seller's inability to perform its obligations hereunder.

                  18.2 In the event of a default hereunder by Purchaser, or if the Closing fails to occur by reason of Purchaser's failure or refusal to perform its obligations hereunder, then Seller may terminate this Agreement by notice to Purchaser. If Seller so elects to terminate this Agreement, then this Agreement shall terminate and Seller's sole remedy shall be to retain the Downpayment as liquidated damages for all loss, damage and expenses suffered by Seller, it being agreed that Seller's damages are impossible to ascertain, and, following such termination, neither party shall have any further rights, obligations or liabilities hereunder except as specifically set forth in this Agreement.

                  18.3 If the Closing fails to occur by reason of Seller's willful and wrongful refusal to execute and deliver the Deeds, the Lease Assignment, the Contract and License Assignment, the Intangible Property Assignment, the Ground Lease Assignment, the 700 Tower Deed, the Bill of Sale, the Tenant Notices, the Contractor Notices, the Transfer Tax Returns, the FIRPTA Certificate, and the Side Letters, then, subject to the provisions of the last sentence of this Section 18.3, Purchaser, as its sole remedy hereunder, may (a) terminate this Agreement by notice to Seller and receive the return of the Downpayment, or

(b) seek specific performance of this Agreement from Seller but with a reduction in the Purchase Price in the amount of $2.5 million, such amount being a penalty for such default corresponding to the amount of the Mortgage Purchase Downpayment and to which Seller and Purchaser hereby expressly consent in advance. As a condition precedent to Purchaser exercising any right it may have to bring an action for specific performance as a result of Seller's willful and wrongful refusal to execute and deliver the Deeds, the Lease Assignment, and the other documents referred to in the immediately preceding sentence, Purchaser must commence such an action within 30 days after the occurrence of such default. Purchaser agrees that its failure timely to commence such an action for specific performance within such 30 day period shall be deemed a waiver by it of its right to commence such an action. If Purchaser shall timely commence and diligently prosecute such action for specific performance, but, for any reason other than Purchaser's failure or neglect diligently to prosecute such action in accordance with applicable law, the court having jurisdiction of such action shall enter a final judgment, the effect of which shall be to refuse to grant specific performance to Purchaser, then Seller agrees that Purchaser shall be entitled to receive the return of the Downpayment and to bring an action seeking to recover from Seller, as liquidated damages, and not as a penalty, Seller hereby acknowledging that Purchaser's damages are impossible to ascertain, the amount of $2.5 million. Any such action for damages by Purchaser may be brought in the same action as or concurrently with the action for specific performance, but as an action seeking the award of monetary damages only in the event specific performance is denied by the court having jurisdiction over the action for specific performance. If any such action for monetary damages is not so brought by Purchaser, then Purchaser must commence such an action within 30 days after the entry of a final judgment denying specific performance to Purchaser, and Purchaser agrees that its failure timely to commence such an action within such 30 day period shall be deemed an irrevocable waiver by it of its right to commence such an action.

         SECTION 19. CASUALTY; CONDEMNATION

                  19.1 DAMAGE OR DESTRUCTION. If a "MATERIAL" part (as hereinafter defined) of one or more of the Properties is damaged or destroyed by fire or other casualty, Seller shall notify Purchaser of such fact and, except as hereinafter provided, Purchaser shall have the option to terminate this Agreement upon notice to Seller given not later than 10 business days after receipt of Seller's notice. If this Agreement is so terminated, then the provisions of Section 19.4 shall apply. If (a) Purchaser does not elect to so terminate this Agreement, or (b) there is damage to or destruction of a portion of a Property, which is not material, then Purchaser shall close title as provided in this Agreement and, at the Closing, Seller shall, unless Seller shall have repaired such damage or destruction prior to the Closing, (A) pay over to Purchaser the proceeds of any insurance collected by Seller on account of such damage or destruction, less the amount of all costs incurred by Seller in connection with the repair of such damage or destruction, and (B) assign and transfer to Purchaser (without recourse) all right, title and interest of Seller in and to any uncollected insurance proceeds which Seller may be entitled to receive on account of such damage or destruction. A "MATERIAL" part of any Property shall be deemed to have been damaged or destroyed if (a) the cost of repair or replacement shall be equal to 10% or more of the Purchase Price allocated to such Property pursuant to Section 2.1 hereof, as reasonably estimated by an independent engineer selected by Seller and reasonably approved by Purchaser, or (b) any Tenant under a Lease demising in excess of 25% of the rentable area of such damaged Property shall have irrevocably terminated its Lease on account of such damage or destruction.

                  19.2 CONDEMNATION. If, prior to the Closing Date, all or any "SIGNIFICANT" portion (as hereinafter defined) of any of the Properties is taken by eminent domain or condemnation (or is the subject of a pending taking which has not been consummated), then Seller shall notify Purchaser of such fact and Purchaser shall have the option to terminate this Agreement upon notice to the Seller given not later than 10 business days after receipt of Seller's notice. If this Agreement is so terminated, then the provisions of Section 19.4 shall apply. If Purchaser does not elect to terminate this Agreement, or if the portion of such Property which is taken by eminent domain or condemnation is not significant, then, at the Closing, Seller shall assign (without recourse) all of its rights in connection with such taking to Purchaser, and shall pay over to Purchaser, and Purchaser shall be entitled to receive and keep, the proceeds of all awards for such taking by eminent domain or condemnation collected by Seller. A "SIGNIFICANT" portion of a Property means a taking (i) of any portion of the Buildings in excess of 10% of the rentable area thereof, (ii) which reduces the remaining available number of parking spaces at such Property below the minimum legally required, (iii) which materially interferes with access to or from such Property, if no alternative means of access is reasonably available, or (iv) if any Tenant under a Lease demising in excess of 25% of the rentable area of such Property shall have irrevocably terminated its Lease on account of such condemnation.

                  19.3 Notwithstanding anything contained in Section 19.1 and
Section 19.2 to the contrary, if this Agreement is not terminated as provided in
Section 19.1 or Section 19.2 and the insurance, eminent domain or condemnation proceeds payable with respect to any of the Properties as a result of any casualty or taking exceeds the Purchase Price allocated to such Property pursuant to Section 2.1 hereof, then Seller's obligation to pay over to Purchaser those proceeds paid to Seller prior to the Closing shall be limited to the amount of the Purchase Price so allocated to such Property, and Seller shall be entitled to retain the remainder of such proceeds. To the extent that payment of all or any portion of such proceeds does not occur prior to the Closing, the parties agree that Seller shall be entitled to that portion of the proceeds in excess of the Purchase Price, which agreement shall survive the Closing.

                  19.4 If Purchaser elects to terminate this Agreement pursuant to Section 19.1 or 19.2, then neither party shall have any further rights, obligations or liabilities hereunder except for the Surviving Obligations, and except that Purchaser shall be entitled to the return of the Downpayment; provided, however, that Purchaser is not otherwise in default hereunder.

         SECTION 20.       [INTENTIONALLY DELETED]

         SECTION 20A. ESCROW

                  20A.1 Escrow Agent shall hold the Downpayment and all interest accrued thereon, if any, in escrow and shall dispose of the Downpayment only in accordance with the provisions of this Section 20A. Unless otherwise stated hereinbelow, (a) all references to the Downpayment shall include such accrued interest, if any; and (b) all references to the Downpayment and the disposition thereof shall be qualified by reference to Section 2.2 so as to give effect to corresponding adjustments of the Downpayment sum pursuant to Section 2.2 in the event of a permitted partial termination of this Agreement.

                  20A.2 Escrow Agent shall deliver the Downpayment to Seller or Purchaser, as the case may be, as follows:

                           (a) to Seller, upon completion of the Closing;

         or

                           (b) to Seller, after receipt of Seller's demand in which Seller certifies either that (i) Purchaser has defaulted under this Agreement, or (ii) this Agreement has been otherwise terminated or canceled, and Seller is thereby entitled to receive the Downpayment; but Escrow Agent shall not honor Seller's demand until more than 10 days after Escrow Agent has given a copy of Seller's demand to Purchaser in accordance with Section 20A.3(a), nor thereafter if Escrow Agent receives a Notice of Objection from Purchaser within such 10 day period; or

                           (c) to Purchaser, after receipt of Purchaser's demand in which Purchaser certifies either that (i) Seller has defaulted under this Agreement, or (ii) this Agreement has been otherwise terminated or canceled, and Purchaser is thereby entitled to receive the Downpayment; but Escrow Agent shall not honor Purchaser's demand until more than 10 days after Escrow Agent has given a copy of Purchaser's demand to Seller in accordance with Section 20A.3(a), nor thereafter if Escrow Agent receives a Notice of Objection from Seller within such 10 day period.

                  Upon delivery of the Downpayment, Escrow Agent shall be relieved of all liability hereunder with respect to the Downpayment. Escrow Agent shall deliver the Downpayment, at the election of the party entitled to receive the same, by (i) a good, unendorsed certified check of Escrow Agent payable to the order of such party, (ii) an unendorsed official bank or cashier's check payable to the order of such party, or (iii) a bank wire transfer of immediately available funds to an account designated by such party.

                  20A.3 (a) Upon receipt of a written demand from Seller or Purchaser under Section 20A.2(b) or (c), Escrow Agent shall send a copy of such demand to the other party. Within 10 days after the date of receiving same, but not thereafter, the other party may object to delivery of the Downpayment to the













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

party making such demand by giving a notice of objection (a "NOTICE OF OBJECTION") to Escrow Agent. After receiving a Notice of Objection, Escrow Agent shall send a copy of such Notice of Objection to the party who made the demand; and thereafter, in its sole and absolute discretion, Escrow Agent may elect either (i) to continue to hold the Downpayment until Escrow Agent receives a written agreement of Purchaser and Seller jointly directing the disbursement of the Downpayment, in which event Escrow Agent shall disburse the Downpayment in accordance with such agreement; and/or (ii) to take any and all actions as Escrow Agent deems necessary or desirable, in its sole and absolute discretion, to discharge and terminate its duties under this Agreement, including, without limitation, depositing the Downpayment into any court of competent jurisdiction and bringing an action of interpleader or other appropriate proceeding; and/or
(iii) in the event of any litigation between Seller and Purchaser, to deposit the Downpayment with the clerk of the court in which such litigation is pending.

                           (b) If Escrow Agent is uncertain for any reason
whatsoever as to its duties or rights hereunder (and whether or not Escrow Agent has received any written demand under Section 20A.2(b) or (c), or Notice of Objection under Section 20A.3(a)), notwithstanding anything to the contrary herein, Escrow Agent may hold and apply the Downpayment pursuant to Section 20A.3(a)(i), (ii) or (iii) and may decline to take any other action whatsoever. In the event the Downpayment is deposited in a court by Escrow Agent pursuant to
Section 20A.3(a)(ii) or (iii), Escrow

Agent shall be entitled to rely upon the decision of such court. In the event of any dispute whatsoever among the parties with respect to disposition of the Downpayment, (i) Purchaser and Seller shall pay the reasonable attorney's fees and costs incurred by Escrow Agent (which such parties shall share equally, but for which such parties shall be jointly and severally liable to Escrow Agent) for any litigation in which Escrow Agent is named as, or becomes, a party, and
(ii) as between Purchaser and Seller, the non-prevailing party shall pay the reasonable attorneys' fees and costs of the prevailing party.

                  20A.4 Notwithstanding anything to the contrary in this Agreement, within one business day after the date of this Agreement, Escrow Agent shall place the Downpayment in an Approved Investment. The interest, if any, which accrues on such Approved Investment shall be deemed part of the Downpayment; and Escrow Agent shall dispose of such interest as and with the Downpayment pursuant to this Agreement. Escrow Agent may not commingle the Downpayment with any other funds held by Escrow Agent. Escrow Agent may convert the Downpayment from the Approved Investment into a non-interest-bearing demand account at an Approved Institution as follows:

                                (a) at any time within seven days prior to the
initially scheduled Closing Date; or

                                (b) if the initially scheduled (or any
subsequently scheduled) Closing Date is accelerated or extended, at any time within seven days prior to the accelerated or extended Closing Date (provided, however, that Seller and Purchaser shall give Escrow Agent timely notice of any such acceleration or extension and that Escrow Agent may hold the Downpayment in a non-interest-bearing demand account at an Approved Institution if Seller and Purchaser do not give Escrow Agent timely notice of any such adjournment).

                  20A.5 As used herein, the term "APPROVED INVESTMENT" means (a) any interest-bearing demand account or money market fund in Republic National Bank of New York, or in any other institution otherwise approved by both Seller and Purchaser (collectively, an "APPROVED INSTITUTION"), or (b) any other investment approved by both Seller and Purchaser. The rate of interest or yield need not be the maximum available and deposits, withdrawals, purchases, reinvestment of any matured investment and sales shall be made in the sole discretion of Escrow Agent, which shall have no liability whatsoever therefor. Discounts earned shall be deemed interest for the purpose hereof.

                  20A.6 Escrow Agent shall have no duties or responsibilities except those set forth herein, which the parties hereto agree are ministerial in nature. Seller and Purchaser acknowledge that Escrow Agent is serving without compensation, solely as an accommodation to the parties hereto, and except for Escrow Agent's own willful default, willful misconduct, or gross negligence, Escrow Agent shall have no liability of any kind whatsoever arising out of or in connection with its activity as Escrow Agent. Seller and Purchaser jointly and severally agree to and do hereby indemnify and hold harmless Escrow Agent from all loss, cost, claim, damage, liability, and expense (including reasonable attorney's fees and disbursements, whether paid to retained attorneys or representing the fair value of legal services rendered by Escrow Agent to itself) which may be incurred by reason of its acting as Escrow Agent, provided the same are not the result of Escrow Agent's willful default, misconduct or gross negligence. Escrow Agent may charge against the Downpayment any amounts owed to it under the foregoing indemnity or may withhold the delivery of the Downpayment as security for any unliquidated claim, or both.

                  20A.7 Any Notice of Objection, demand or other notice or communication which may or must be sent, given or made under this Agreement to or by Escrow Agent shall be sent in accordance with the provisions of Section 15.

                  20A.8 Simultaneously with their execution and delivery of this Agreement, Purchaser and Seller shall furnish Escrow Agent with duly completed W-9 Forms setting forth their true Federal Taxpayer Identification Numbers so that Escrow Agent may file appropriate income tax information returns with respect to any interest earned on the Downpayment or other income from the Approved Investment. The party ultimately entitled to any such accrued interest shall be the party responsible for the payment of any tax due thereon.

                  20A.9 Seller and Purchaser waive any claim of conflict of interest by reason of Escrow Agent's actions in its capacity as such under this Agreement. Purchaser hereby acknowledges that Escrow Agent is the attorney for Seller, and agrees that Escrow Agent may represent Seller in connection with any and all matters, including without limitation, the transactions contemplated by this Agreement and any litigation, including any action arising out of this Agreement; provided that in no event shall Purchaser be responsible for payment of any fees incidental to any such representation.

                  20A.10 Any amendment of this Agreement which could alter or otherwise affect Escrow Agent's obligations hereunder shall not be effective against or binding upon Escrow Agent without Escrow Agent's prior consent, which consent may be withheld in Escrow Agent's sole and absolute discretion.

                  20A.11 The provisions of this Section 20A shall survive the termination of this Agreement and the Closing.

         SECTION 21. MISCELLANEOUS

                  21.1 This Agreement shall not be altered, amended, changed, waived, terminated or otherwise modified in any respect or particular, and no consent or approval required pursuant to this Agreement shall be effective, unless the same shall be in writing and signed by or on behalf of the party to be charged.

                  21.2 (a) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective. heirs, executors, administrators, successors, and permitted assigns.

                           (b) This Agreement may not be assigned by Purchaser
without Seller's prior written consent, except once and then only to (i) an entity which is owned and controlled by Paine Webber, Morgan Stanley, and Gale & Wentworth, or (ii) an entity which has a net worth of not less than $30 million, and which in either case accepts and approves this Agreement in writing and assumes in writing Purchaser's obligations under this Agreement (but which assumption shall not be deemed to release Purchaser therefrom). Any such assignment shall include Purchaser's rights and interest in and to the Downpayment. Notice of any such assignment, together with an originally executed counterpart of the instrument of assignment and assumption between Purchaser and such assignee, shall be provided to Seller at least five business days before the Closing Date. Any permitted assignment of this

Agreement by Purchaser shall not entitle Purchaser or its assignee to any adjournment of the Closing or to any reissuance of the ISRA non-applicability letters or to any re-filing of the Transfer Tax Returns if any thereof were pre-filed with the applicable governmental authority. In the case of any permitted assignment of this Agreement by Purchaser, Purchaser may assign this Agreement in part (i.e., as to the right to purchase the New Jersey Properties only or the Michigan Properties only); provided, however, that any such partial assignment shall not amend Section 2.2 and Purchaser hereby expressly and absolutely and unconditionally guarantees to Seller that it will close on ALL of the Properties in the event for any reason (other than a reason which would entitle Purchaser to terminate this Agreement with respect to all the Properties as provided herein) its permitted assignee fails or refuse to close with respect to the Properties in respect of which it has received an assignment of Purchaser's rights hereunder. Any permitted assignee of Purchaser hereunder shall not be entitled to re-assign this Agreement and any actual or purported re-assignment hereof shall be null and void and shall not bind Seller in any manner.

                           (c) Purchaser shall pay or be responsible and liable
for any transfer taxes which may be due under applicable state or local law by reason of any permitted assignment by Purchaser of this Agreement, which obligation shall survive the Closing.

                  21.3 All prior statements, understandings, representations and agreements between the parties, oral or written, are superseded by and merged in this Agreement, which alone fully and completely expresses the agreement between them in connection with the transactions contemplated hereby and which is entered into after full investigation, neither party relying upon any statement, understanding, representation or agreement made by the other not embodied in this Agreement. This Agreement shall be given a fair and reasonable construction in accordance with the intentions of the parties hereto, and without regard to or aid of canons requiring construction against Seller or the party drafting this Agreement.

                  21.4 Except as otherwise expressly provided herein, Purchaser's acceptance of the Deeds and the Lease Assignment shall be deemed a discharge of all of the obligations of Seller hereunder and all of Seller's representations, warranties, covenants and agreements herein shall merge in the documents and agreements executed at the Closing and shall not survive the Closing.

                  21.5 Purchaser agrees that it does not have and will not have any claims or causes of action against any disclosed or undisclosed officer, director, employee, trustee, shareholder, partner, principal, parent, subsidiary or other affiliate of Seller (collectively, "SELLER'S AFFILIATES"), arising out of or in connection with this Agreement or the transactions contemplated hereby. Purchaser agrees to look solely to Seller and its assets for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Seller's Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing provisions of this Section 21.5, Purchaser hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against Seller's Affiliates, and hereby unconditionally and irrevocably releases and discharges Seller's Affiliates from any and all liability whatsoever which may now or hereafter accrue in favor of Purchaser against Seller's Affiliates, in connection with or arising out of this Agreement or the transactions contemplated hereby. The provisions of this Section 21.5 shall survive the termination of this Agreement and the Closing.

                  21.6 This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

                  21.7 Each of the Exhibits and Schedules referred to herein and attached hereto is incorporated herein by this reference.

                  21.8 The caption headings in this Agreement are for convenience only and are not intended to be a part of this Agreement and shall not be construed to modify, explain or alter any of the terms, covenants or conditions herein contained.

                  21.9 This Agreement shall be governed by and interpreted and enforced in accordance with the internal laws of the State of New York, without giving effect to principles of conflicts of law, except that any action for specific performance with respect to the conveyance of the Properties shall be governed by the substantive law of the respective states in which the Properties are located.

                  21.10 Unless otherwise specified herein, (a) references to persons or parties include their permitted successors and assigns; (b) the words "include" or "including", and words of similar import, shall be deemed to be followed by the words "but not limited to" or "without limitation"; (c) the words "hereto", "herein", "hereof" and "hereunder", and words of similar import, refer to this Agreement in its entirety; and (d) unless otherwise specified herein, all references to Sections are to Sections of this Agreement.

                  21.11 As used in this Agreement, the term "PROPERTY INFORMATION" shall mean all information and documents in any way relating to the Properties, the operation thereof or the sale thereof (including, without limitation, Leases, Contracts and

Licenses) furnished to, or otherwise made available for review by, Purchaser or its directors, officers employees, affiliates, partners, members, brokers, agents or other representatives, including attorneys, accountants, contractors, consultants, engineers and financial advisors (collectively, "PURCHASER'S REPRESENTATIVES"), by Seller or any of Seller's Affiliates, or Seller's or their agents or representatives, including, consultants, brokers or advisors.

                  21.12 If any provision of this Agreement shall be unenforceable or invalid, the same shall not affect the remaining provisions of this Agreement and to this end the provisions of this Agreement are intended to be and shall be severable, except that the provisions and intent of Section 2.2 shall be respected.

                  21.13 SELLER AND PURCHASER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

                            [SIGNATURE PAGE FOLLOWS]

















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                  IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

                                            SELLER:

                                            NEW VALLEY CORPORATION, a Delaware
                                            corporation


                                            By: /s/ Richard J. Lampen
                                                --------------------------------
                                            Name:     Richard J. Lampen
                                            Title:   (Executive Vice President)


                                            PURCHASER:

                                            PW/MS OP SUB I, LLC, a Delaware
                                            limited liability company

                                            By: /s/ Kevin D. Cox
                                                --------------------------------
                                            Name:    Kevin D. Cox
                                            Title:   Managing Member

                                            By: /s/ Jeffrey Gronning
                                                --------------------------------
                                            Name:    Jeffrey Gronning
                                            Title:   Managing Member


                                            FISCHBEIN BADILLO WAGNER HARDING
                                            is executing this Agreement, as
                                            Escrow Agent, solely for the purpose
                                            of agreeing to the provisions of
                                            Section 20A:


                                            By: /s/ Benjamin Suckewer
                                                --------------------------------
                                            Name:    Benjamin Suckewer
                                            Title:   Counsel

















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